Exhibit 10.1

NUTANIX, INC.

2016 EQUITY INCENTIVE PLAN

GLOBAL RESTRICTED STOCK UNIT AGREEMENT
(STOCK PRICE PERFORMANCE-BASED RESTRICTED STOCK UNITS)

Unless otherwise defined herein, the terms defined in the Nutanix, Inc. 2016 Equity Incentive Plan (the “Plan”) will have the same defined meanings in this Global Restricted Stock Unit Agreement, including the Notice of Restricted Stock Unit Grant (the “Notice of Grant”), the Terms and Conditions of Restricted Stock Unit Grant, attached hereto as Exhibit A, and the Country-Specific Terms and Conditions, attached hereto as Exhibit B (collectively this “Award Agreement”).

NOTICE OF RESTRICTED STOCK UNIT GRANT

Participant: Rajiv Ramaswami

Participant has been granted the right to receive an Award of Restricted Stock Units, subject to the terms and conditions of the Plan and this Award Agreement, as follows:

Grant Number

Date of Grant

Target Restricted Stock Units 238,398

Vesting Schedule:

The Restricted Stock Units will vest in accordance with the Performance Condition Appendix attached hereto.

In the event Participant ceases to be the Company’s Chief Executive Officer for any or no reason before Participant vests in the Restricted Stock Units (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment or service agreement, if any), the Restricted Stock Units and Participant’s right to acquire any shares of Class A common stock (“Shares”) hereunder will immediately terminate.

Participant has reviewed the Plan and this Award Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Award Agreement and fully understands all provisions of the Plan and this Award Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to the Plan and this Award Agreement. Participant further agrees to notify the Company upon any change in the residence address indicated above.

Participant is required to accept this Award electronically by accessing the E*Trade Financial Services, Inc. (“E*Trade”) website at

WWW.ETRADE.COM. By clicking on the “Accept” button on the e*trade website, Participant accepts this Award and agrees to be bound by the terms of this AWARD Agreement (including Exhibits A AND B hereto) and the Plan. Participant further acknowledges that such electronic acceptance of this AWARD Agreement shall have the same binding effect as a written or hard copy signature.

PERFORMANCE CONDITION APPENDIX

1.
Eligibility

The number of Restricted Stock Units (“RSUs”) that will be eligible to vest and to be released to Participant (1) may be more or less than the Target Restricted Stock Units set forth in the Notice of Grant but (2) may not exceed 200% of the Target Restricted Stock Units set forth in the Notice of Grant.

2.
Performance Vesting

The RSUs will become Eligible RSUs based upon achievement of the following stock price targets (“Stock Price Hurdles”), which will be measured and achieved based on the date that the average closing price of a Share is equal to or greater than the applicable Stock Price Hurdles over a period of 90 consecutive calendar days (“Stock Price Achievement”) at any time during the Performance Period:

Stock Price Achievement Payout Table
Stock Price Hurdle	Percentage of Target Restricted Stock Units in the Aggregate that Become Eligible RSUs (as defined below)
$90	200%
$80	150%
$70	100%
Less than $70	0%

For the avoidance of doubt, achievement between applicable Stock Price Hurdles will not result in any linear scaling of the RSU percentage.

If the Company incurs a change in capitalization as specified in Section 13(a) of the Plan (for example, a stock-split), then each Stock Price Milestone and the Shares subject to the RSUs will be proportionately adjusted to account for such change in capitalization.

Change in Control. Notwithstanding the foregoing, in the case of a Change in Control during the Performance Period, a final measurement of Stock Price Achievement will be completed based on the per Share price payable to the Company’s stockholders in the Change in Control and any RSUs will become Eligible RSUs based on the Stock Price Achievement Payout Table above. Any RSUs that become Eligible RSUs will vest on the Vesting Date and any RSUs that do not become Eligible RSUs as of the Change in Control will forfeit automatically. For purposes of the limitation in Section 3 below, the Performance Period will be deemed to end upon the Change in Control rather than on July 31, 2027.

For the avoidance of doubt, any existing double-trigger vesting acceleration provisions that apply to time-vested equity, whether under the Company’s Change of Control and Severance Policy, Executive Severance Policy, or any another separate agreement, for Participant will apply to those Eligible RSU subject to time-based vesting following a Change in Control.

3.
Maximum Value Cap

The following limitation shall apply with respect to the RSUs. The Company’s TSR (as defined in Participant’s Global Restricted Stock Unit Agreement (For Fiscal Year 2024 Performance-Based Restricted Stock Units) (the “FY 2024 rTSR Agreement”) shall be measured relative to the TSRs of the Indexed Companies (as defined in the FY 2024 rTSR Agreement) during the Performance Period using the same calculation methodology set forth in the rTSR Agreement. For the limited purpose of the foregoing, the FY 2024 rTSR Agreement is hereby incorporated by reference.

Notwithstanding the calculation set forth in Section 2, if, for the Performance Period, the percentile ranking of the Company TSR relative to the TSRs of the Indexed Companies under Step 4 of Section 3 of the FY 2024 rTSR Agreement is less than the 50th percentile, then payout of the RSUs becoming Eligible RSUs shall be capped at 100%.

4.
Vesting and Release

100% of Participant’s Eligible RSUs will vest and be released to Participant on the Vesting Date, subject to Participant continuing to be the Company’s Chief Executive Officer (“CEO”) through such Vesting Date. For the avoidance of doubt, Participant must serve as CEO on the Vesting Date for Eligible RSUs to vest and Participant’s ceasing to serve as CEO will result in forfeiture of any unvested RSUs hereunder, subject to the double-trigger vesting acceleration provisions set forth in the Company’s Change of Control and Severance Policy or another separate agreement.

5.
Authority of the Administrator

The determination of the Stock Price Achievement for the Performance Period will be made solely by the Administrator. In making its determination, the Administrator may take into account any factors that it deems applicable. The determination, decision or action of the Administrator with respect to this Award will be final, conclusive, and binding upon Participant, and will be given the maximum possible deference permitted by law.

With respect to the limitation set forth in Section 3, consistent with the FY 2024 rTSR Agreement, the Administrator will be permitted to rely on a tracker established by Infinite Equity, or another third-party firm specialized in tracking the Company TSR and each Indexed Company TSR (the “Tracker”) and any result calculated by the Tracker and used by the Administrator for purposes of this Awards will be deemed to be correct and final for all purposes.

6.
Clawback Policy

Any Shares to be issued upon achievement and certification of the performance measures related to the RSUs herein are subject to recoupment by the Company in accordance with the terms of the Company’s Compensation Recovery Policy, as it may be amended from time to time (the “Clawback Policy”). Accordingly, the Company reserves the right to recover any Shares to the extent that recovery under Clawback Policy is triggered in accordance with the recovery procedures set forth in the Clawback Policy.

7.
Definitions

For purposes of the above, the following terms shall have the following meanings:

“Eligible RSUs” shall mean, with respect to the Performance Period, the number, if any, of RSUs that will be eligible to vest and to be released to Participant for the Performance Period, calculated in accordance with Share Price Achievement Payout Table above.

“Performance Period” means the period beginning on the Date of Grant and ending on July 31, 2027.”

“Vesting Date” shall mean September 15, 2027.

EXHIBIT A

TERMS AND CONDITIONS OF RESTRICTED STOCK UNIT GRANT

1.
Grant. The Company hereby grants to the individual named in the Notice of Grant (the “Participant”) under the Plan an Award of Restricted Stock Units, subject to all of the terms and conditions in this Award Agreement and the Plan, which are incorporated herein by reference. Subject to Section 19(c) of the Plan, in the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Award Agreement, the terms and conditions of the Plan will prevail.
2.
Company’s Obligation to Pay. Each Restricted Stock Unit represents the right to receive a Share on the date it vests. Unless and until the Restricted Stock Units will have vested in the manner set forth in Sections 3 or 4 of this Award Agreement, Participant will have no right to payment of any such Restricted Stock Units. Prior to the actual payment of any vested Restricted Stock Units, such Restricted Stock Units will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company. Any Restricted Stock Units that vest in accordance with Sections 3 or 4 of this Award Agreement will be paid to Participant (or in the event of Participant’s death, to his or her estate) in whole Shares, subject to Participant satisfying any Tax-Related Items as set forth in Section 7 of this Award Agreement. Subject to the provisions of Section 4 of this Award Agreement, such vested Restricted Stock Units shall be paid in whole Shares as soon as practicable after vesting, but in each such case within the period of sixty (60) days following the vesting date. In no event will Participant be permitted, directly or indirectly, to specify the taxable year of the payment of any Restricted Stock Units payable under this Award Agreement.
3.
Vesting Schedule. Except as provided in Section 4 of this Award Agreement, and subject to Section 5 of this Award Agreement, the Restricted Stock Units awarded by this Award Agreement will vest in accordance with the vesting provisions set forth in the Notice of Grant. Restricted Stock Units scheduled to vest on a certain date or upon the occurrence of a certain condition will not vest in accordance with any of the provisions of this Award Agreement unless Participant will have been continuously the Company’s Chief Executive Officer from the Date of Grant until the date such vesting occurs.
4.
Administrator Discretion. The Administrator, in its discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the unvested Restricted Stock Units at any time, subject to the terms of the Plan. If so accelerated, such Restricted Stock Units will be considered as having vested as of the date specified by the Administrator. For U.S. taxpayers, the payment of Shares vesting pursuant to this Section 4 shall in all cases be paid at a time or in a manner that is exempt from, or complies with, Section 409A.

Notwithstanding anything in the Plan or this Award Agreement to the contrary, if the vesting of the balance, or some lesser portion of the balance, of the Restricted Stock Units is accelerated in connection with Participant’s termination as a Service Provider (provided that such termination is a “separation from service” within the meaning of Section 409A, as determined by the Company), other than due to death, and if (x) Participant is a “specified employee” within the

4892-7682-5752.4

meaning of Section 409A at the time of such termination as a Service Provider and (y) the payment of such accelerated Restricted Stock Units will result in the imposition of additional tax under Section 409A if paid to Participant on or within the six (6) month period following Participant’s termination as a Service Provider, then the payment of such accelerated Restricted Stock Units will not be made until the date six (6) months and one (1) day following the date of Participant’s termination as a Service Provider, unless Participant dies following his or her termination as a Service Provider, in which case, the Restricted Stock Units will be paid in Shares to Participant’s estate as soon as practicable following his or her death. It is the intent of this Award Agreement that it and all payments and benefits hereunder be exempt from, or comply with, the requirements of Section 409A so that none of the Restricted Stock Units provided under this Award Agreement or Shares issuable thereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to be so exempt or so comply. Each payment payable under this Award Agreement is intended to constitute a separate payment for purposes of U.S. Treasury Regulation Section 1.409A-2(b)(2). For purposes of this Award Agreement, “Section 409A” means Section 409A of the Code, and any final U.S. Treasury Regulations and U.S. Internal Revenue Service guidance thereunder, as each may be amended from time to time.

5.
Forfeiture upon Termination of Status as the Company’s Chief Executive Officer. Notwithstanding any contrary provision of this Award Agreement, the balance of the Restricted Stock Units that have not vested as of the time of Participant’s termination as the Company’s Chief Executive Officer for any or no reason and Participant’s right to acquire any Shares hereunder will immediately terminate.
6.
Death of Participant. Any distribution or delivery to be made to Participant under this Award Agreement will, if Participant is then deceased, be made to Participant’s designated beneficiary, if so allowed by the Administrator in its sole discretion, or if no beneficiary survives Participant, the administrator or executor of Participant’s estate. Any such transferee must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer. Notwithstanding the foregoing, if Participant is employed outside the United States, Participant is not permitted to designate a beneficiary under this Award Agreement.
7.
Tax Obligations.
(a)
General. Participant acknowledges that, regardless of any action taken by the Company or, if different, Participant’s employer (the “Employer”) the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to Participant’s participation in the Plan and legally applicable to Participant (“Tax-Related Items”), is and remains Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer. Participant further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Stock Units, including, but not limited to, the grant, vesting or settlement of the Restricted Stock Units, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Restricted Stock Units to reduce or eliminate Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if Participant is subject to Tax-Related Items in more than one jurisdiction, Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any relevant taxable or tax withholding event, as applicable, Participant will pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, Participant authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy all Tax-Related Items by withholding from Participant’s wages or other cash compensation paid to Participant by the Company and/or the Employer or withholding from proceeds of the sale of Shares acquired upon vesting of the Restricted Stock Units, either through a voluntary sale or through a mandatory sale arranged by the Company (on Participant’s behalf pursuant to this authorization) without further consent from Participant.

(b)
Administrator Discretion and Default. Pursuant to such procedures as the Administrator may specify from time to time, the Employer shall withhold the amount required to be withheld for the payment of federal, state, and local and foreign income, social insurance, payroll, employment and any other applicable taxes which the Employer determines must be withheld with respect to this Award (the “Tax Obligations”). The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit Participant to satisfy, and Participant authorizes the Administrator to satisfy, such Tax Obligations, in whole or in part (without limitation), if permissible by applicable local law, by (i) paying cash, (ii) electing to have the Company withhold otherwise deliverable Shares having a fair market value equal to the minimum amount that is necessary to meet the withholding requirement for such Tax Obligations (or such greater amount as Participant may elect if permitted by the Administrator, if such greater amount would not result in adverse financial accounting consequences), (iii) withholding the amount of such Tax Obligations from Participant’s wages or other cash compensation paid to Participant by the Employer, (iv) delivering to the Company already vested and owned Shares having a fair market value equal to such Tax Obligations, or (v) selling a sufficient number of such Shares otherwise deliverable to Participant through such means as the Company may determine in its sole discretion (whether through a broker or otherwise) equal to the minimum amount that is necessary to meet the withholding requirement for such Tax Obligations (or such greater amount as Participant may elect if permitted by the Administrator, if such greater amount would not result in adverse financial accounting consequences). As a default and unless otherwise determined by the Administrator, the Tax Obligations will be satisfied by the process set forth in clause (ii) above. Further, if Participant is subject to tax in more than one jurisdiction between the Date of Grant and a date of any relevant taxable or tax withholding event, as applicable, Participant acknowledges and agrees that the Company and/or the Employer (and/or former employer, as applicable) may be required to withhold or account for tax in more than one jurisdiction.

(c)
Company’s Obligation to Deliver Shares. For clarification purposes, in no event will the Company issue Participant any Shares unless and until arrangements satisfactory to the Administrator have been made for the payment of Participant’s Tax Withholding Obligation. If Participant fails to do so by the time they become due, Participant will permanently forfeit Participant’s Restricted Stock Units to which Participant’s Tax Withholding Obligation relates, as well as any right to receive Shares otherwise issuable pursuant to those Restricted Stock Units.
8.
Nature of Grant. In accepting the award, Participant acknowledges, understands and agrees that:
(a)
the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
(b)
the Award of Restricted Stock Units is exceptional, voluntary and occasional and does not create any contractual or other right to receive future awards of Restricted Stock Units, or benefits in lieu of Restricted Stock Units, even if Restricted Stock Units have been awarded in the past;
(c)
all decisions with respect to future Restricted Stock Units or other awards, if any, will be at the sole discretion of the Company;
(d)
Participant is voluntarily participating in the Plan;
(e)
the Award of Restricted Stock Units and the Shares subject to the Restricted Stock Units, and the income from and value of same, are not intended to replace any pension rights or compensation provided by the Employer or required under applicable law;
(f)
the Award of Restricted Stock Units and the Shares subject to the Restricted Stock Units, and the income from and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, holiday pay, bonuses, long-service awards, pension or retirement or welfare benefits or similar mandatory payments;
(g)
the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;
(h)
unless otherwise provided in the Plan or by the Company in its discretion, the Restricted Stock Units and the benefits evidenced by this Award Agreement do not create any entitlement to have the Restricted Stock Units or any such benefits transferred to, or assumed by, another company nor be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Common Stock;
(i)
unless otherwise agreed with the Company, in writing, the Restricted Stock Units and the Shares subject to the Restricted Stock Units, and the income from and value of same, are not granted as consideration for, or in connection with, the service Participant may provide as a director of a Subsidiary of the Company;

(j)
the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan or Participant’s acquisition or sale of Shares. Participant should consult with his or her personal tax, legal and financial advisors regarding Participant’s participation in the Plan before taking any action related to the Plan;
(k)
no claim or entitlement to compensation or damages shall arise from forfeiture of the Restricted Stock Units resulting from the termination of Participant as a Service Provider (for any reason whatsoever whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment or service agreement, if any); and
(l)
neither the Company, the Employer nor any Parent or Subsidiary of the Company shall be liable for any foreign exchange rate fluctuation between Participant’s local currency and the United States Dollar that may affect the value of the Restricted Stock Units or of any amounts due to Participant pursuant to the settlement of the Restricted Stock Units or the subsequent sale of any Shares acquired upon settlement.
9.
Data Privacy.
(a)
Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant’s personal data as described in this Award Agreement and any other grant materials (“Data”) by and among, as applicable, the Employer, the Company and any Parent or Subsidiary of the Company, for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan.
(b)
Participant understands that the Company and the Employer may hold certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, email address, date of birth, social insurance, passport or other identification number (e.g., resident registration number), salary, nationality, job title, any Shares or directorships held in the Company, details of all Restricted Stock Units or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor, for the exclusive purpose of implementing, administering and managing the Plan.
(c)
Participant understands that Data will be transferred to E*Trade Financial Services, Inc. or such other stock plan service provider as may be selected by the Company from time to time (the “Designated Broker”), which is assisting the Company with the implementation, administration and management of the Plan. Participant understands that the recipients of Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than Participant’s country. Participant understands that if he or she resides outside the United States, he or she may request a list with the names and addresses of any potential recipients of Data by contacting his or her local human resources representative.
(d)
Participant authorizes the Company, the Designated Broker and any possible recipients which may assist the Company (presently or in the future) with implementing,

administering and managing the Plan to receive, possess, use, retain and transfer Data, in electronic or other form, for the sole purpose of implementing, administering and managing his or her participation in the Plan. Participant understands that Data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the Plan. Participant understands if he or she resides outside the United States, he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative.
(e)
Further, Participant understands that he or she is providing the consents herein on a purely voluntary basis. If Participant does not consent, or if Participant later seeks to revoke his or her consent, his or her employment status or service with the Employer will not be affected; the only consequence of refusing or withdrawing Participant’s consent is that the Company would not be able to grant Participant Restricted Stock Units or other equity awards or administer or maintain such awards. Therefore, Participant understands that refusing or withdrawing his or her consent may affect Participant’s ability to participate in the Plan. For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, Participant understands that he or she may contact his or her local human resources representative.
10.
Rights as Stockholder. Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to Participant. After such issuance, recordation and delivery, Participant will have all the rights of a stockholder of the Company with respect to voting such Shares and the receipt of dividends and distributions on such Shares.
11.
No Guarantee of Continued Service. PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF THE RESTRICTED STOCK UNITS PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING AS A SERVICE PROVIDER AT THE WILL OF THE COMPANY OR THE EMPLOYER, AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS AWARD OF RESTRICTED STOCK UNITS OR ACQUIRING SHARES HEREUNDER. PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS AWARD AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND WILL NOT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE RIGHT OF THE COMPANY OR THE EMPLOYER TO TERMINATE PARTICIPANT’S RELATIONSHIP AS A SERVICE PROVIDER AT ANY TIME, WITH OR WITHOUT CAUSE.
12.
Address for Notices. Any notice to be given to the Company under the terms of this Award Agreement will be addressed to the Company at Nutanix, Inc., 1740 Technology Drive, Suite 150, San Jose, CA 95110, USA or at such other address as the Company may hereafter designate in writing.

13.
Grant is Not Transferable. Except to the limited extent provided in Section 6, this grant and the rights and privileges conferred hereby may not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and may not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.
14.
Binding Agreement. Subject to the limitation on the transferability of this grant contained herein, this Award Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
15.
Additional Conditions to Issuance of Shares. If at any time the Company will determine, in its discretion, that the listing, registration, qualification or rule compliance of the Shares upon any securities exchange or under any state, federal or foreign law, the tax code and related regulations or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance of Shares to Participant (or his or her estate) hereunder, such issuance will not occur unless and until such listing, registration, qualification, rule compliance, consent or approval will have been completed, effected or obtained free of any conditions not acceptable to the Company. Where the Company determines that the delivery of the payment of any Shares will violate any state, federal or foreign securities or exchange laws or other applicable laws, the Company will defer delivery until the earliest date at which the Company reasonably anticipates that the delivery of Shares will no longer cause such violation. The Company has sole discretion in its efforts to meet the requirements of any such local, state, federal or foreign law or securities exchange and to obtain any such consent or approval of any such governmental authority or securities exchange.
16.
Administrator Authority. The Administrator will have the power to interpret the Plan and this Award Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Restricted Stock Units have vested). All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon Participant, the Company and all other interested persons. No member of the Administrator will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Award Agreement.
17.
Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to Restricted Stock Units awarded under the Plan or future Restricted Stock Units that may be awarded under the Plan by electronic means or request Participant’s consent to participate in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through any on-line or electronic system established and maintained by the Company or a third party designated by the Company.
18.
Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Award Agreement.

19.
Agreement Severable. In the event that any provision in this Award Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Award Agreement.
20.
No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan, or Participant’s acquisition or sale of the underlying Shares. Participant understands and agrees that Participant should consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.
21.
Modifications to the Award Agreement. This Award Agreement constitutes the entire understanding of the parties on the subjects covered. Participant expressly warrants that he or she is not accepting this Award Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Award Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company. Notwithstanding anything to the contrary in the Plan or this Award Agreement, the Company reserves the right to revise this Award Agreement as it deems necessary or advisable for any legal or administrative reasons, in its sole discretion and without the consent of Participant, including but not limited to the compliance with Section 409A.
22.
Amendment, Suspension or Termination of the Plan. By accepting this Award, Participant expressly warrants that he or she has received an Award of Restricted Stock Units under the Plan, and has received, read and understood a description of the Plan. Participant understands that the Plan is discretionary in nature and may be amended, suspended or terminated by the Company at any time.
23.
Governing Law and Venue. This Award Agreement will be governed by the laws of California, without giving effect to the conflict of law principles thereof. For purposes of litigating any dispute that arises under this Award of Restricted Stock Units or this Award Agreement, the parties hereby submit to and consent to the jurisdiction of the State of California, and agree that such litigation will be conducted in the courts of Santa Clara County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where the Award of Restricted Stock Units is made and/or to be performed.
24.
Imposition of Other Requirements. The Company reserves the right to impose other requirements on Participant’s participation in the Plan, on the Restricted Stock Units and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
25.
Language. By accepting this Award, Participant acknowledges that he or she is sufficiently proficient in the English language, or has consulted with an advisor who is sufficiently proficient in English, so as to allow Participant to understand the terms and conditions of this Award Agreement. Further, if Participant has received this Award Agreement, or any other document related to this Award of Restricted Stock Units and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
26.
Insider Trading Restrictions and Market Abuse Laws. Depending on Participant’s country, the country of the broker or the country in which Shares are listed, Participant may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, including the United States, Participant’s country or the designated broker’s country, which may affect his or her ability to accept, acquire, sell or attempt to sell or otherwise dispose of Shares, rights to Shares (e.g., Restricted Stock Units) or rights linked to the value of the Shares under the Plan during such times as Participant is considered to have “inside information” regarding the Company (as defined by the laws or regulations in applicable jurisdictions). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders Participant placed before he or she possessed inside information. Furthermore, Participant could be prohibited from (i) disclosing insider information to any third party, including fellow employees (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. Participant acknowledges that it is Participant’s responsibility to comply with any applicable restrictions, and that Participant should speak to his or her personal advisor on this matter.
27.
Exchange Control, Foreign Asset/Account and/or Tax Reporting. Participant’s country may have certain exchange control and/or foreign asset/account reporting requirements which may affect Participant’s ability to acquire or hold Shares under the Plan or cash received from participating in the Plan (including from any sale proceeds resulting from the sale of Shares) in a brokerage or bank account outside of Participant’s country. Participant may be required to report such accounts, assets or transactions to the tax or other authorities in Participant’s country. Participant also may be required to repatriate cash received from participating in the Plan to Participant’s country through a designated bank or broker and/or within a certain period of time after receipt. Participant acknowledges that it is Participant’s responsibility to comply with any applicable regulations, and that Participant should speak to a personal legal or tax advisor on this matter.
28.
Country-Specific Terms and Conditions. Notwithstanding any provisions in this Award Agreement, this Award of Restricted Stock Units shall be subject to the Country-Specific Terms and Conditions for Participant’s country attached to this Award Agreement as Exhibit B. Moreover, if Participant relocates to one of the countries included therein, the terms and conditions for such country will apply to Participant to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Country-Specific Terms and Conditions constitute part of this Award Agreement.
29.
Waiver. Participant acknowledges that a waiver by the Company of breach of any provision of this Award Agreement shall not operate or be construed as a waiver of any other provision of this Award Agreement, or of any subsequent breach by Participant or any other participant.

EXHIBIT B

COUNTRY-SPECIFIC

TERMS AND CONDITIONS

[separately attached]

B-1